Exhibit 99.1

Dean Foods Announces Key Executive Changes

Chris Sliva Promoted to Chief Commercial Officer

Harrald Kroeker to Leave the Company

DALLAS October 8, 2010/PRNewsire/— Dean Foods (NYSE: DF), a leading dairy company in the United States and a global leader in soy products, today announced that Harrald Kroeker, 50, President of the Fresh Dairy Direct (FDD) division, will be leaving the company to pursue other opportunities. Though Mr. Kroeker’s departure from FDD is immediate, he will remain with Dean Foods through the end of November.

The company also announced today the promotion of Chris Sliva, 47, to the new position of Dean Foods Chief Commercial Officer, effective immediately. Sliva is currently President of the Morningstar Division of Dean Foods. In this new role, Sliva will be responsible for directing the commercial strategy of both the FDD and Morningstar divisions’ sales and lines of business. Sliva reports to Joe Scalzo, President and Chief Operating Officer.

“Over the past four years, Harrald leveraged his experience and talents toward improving the efficiency and effectiveness of FDD operations,” said Scalzo. “He was instrumental in positioning the company to take advantage of its scale, brands, and local knowledge. We thank him for his many contributions and wish him well in his future endeavors.”

Chris Sliva takes on the newly created Chief Commercial Officer position, designed to more closely align the company’s sales organizations, commercial lines of business, and customer relationships. Sliva’s immediate focus is creating and executing selling strategies tailored for key accounts and channels across categories.

“Chris Sliva’s strong commercial background, exceptional leadership credentials and customer relationships make him the ideal choice for this role,” said Scalzo. “I have every confidence that he will enhance our selling effectiveness and drive revenue growth.”

Sliva joined the Dean Foods WhiteWave division in 2006 as Senior Vice President of Sales and Chief Customer Officer. In 2008, he was promoted to Chief Operating Officer, Morningstar and to President, Morningstar in January 2010. He previously served as Vice President and General Manager of Americas Output for Eastman Kodak Corporation, where he also served as Vice President, Retail Sales and Vice President, U.S. Sales. His prior experience includes marketing and sales roles at Fort James Corporation and Procter & Gamble.

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ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States and a European leader in branded soy foods and beverages. The Company’s Fresh Dairy Direct-Morningstar segment is the largest U.S. processor and distributor of milk, creamer, and cultured dairy products. Dean Foods markets these offerings under more than 50 local and regional dairy brands, as well as through private labels. The WhiteWave-Alpro segment produces and sells an array of branded dairy, soy and plant-based beverages and foods. WhiteWave brands, including Silk(R) soy and almond milk, Horizon Organic(R) milk and dairy products, International Delight(R) coffee creamers, and LAND O’LAKES(R) creamers, are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food products.

Contact:

Investors:

Barry Sievert

Investor Relations

(214) 303-3437

Media:

Marguerite Copel

Corporate Communications

(214) 721-1273

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